EXHIBIT 99.2


For media information, contact:    Cynthia Pharr (972) 243-0644



          PANDA ENERGY COMPLETES $98 MILLION FINANCING
                FOR HYDROELECTRIC PLANT IN NEPAL

Transaction   described   as   the   first   privately   financed
infrastructure project by an American company in Nepal.


Dallas, Texas, January 5, 1998 -- Panda Energy International, Inc. today announced that it has closed on the $98 million financing for a 36 megawatt hydroelectric plant in Nepal. The non-recourse project financing is being provided through a group of international lenders led by International Finance Corporation
(IFC), a subsidiary of the World Bank, and DEG-German Investment and Development Company, a development bank owned by the German Government. Other lenders consist of Dresdner Bank AG, Bayerische Vereinsbank AG and Netherlands Development Finance Company (FMO).

Panda Energy is the lead developer in the Nepal project and is joined by MCN Investment Corporation (MCNIC), the diversified energy arm of MCN Energy Group Inc. (NYSE:MCN); Himal International Power Corporation, owned by Soaltee Group, a Nepal-based conglomerate; Chicago-based Harza Engineering Company International, L.P., the project's engineering coordinator and operator; and IFC in providing equity for the Nepal project. Infrastructure Finance Group (IFG) acted as the financial advisor for the project sponsors.

"We are pleased to have had a leadership role in closing the first privately financed infrastructure project by an American company in Nepal," said Robert Carter, Chairman & Chief Executive

Officer. "This project's partnership is composed of strong companies that expect to play a significant role in providing much-needed power to this fast-developing part of the world. With over 40,000 megawatts of hydroelectric potential, Nepal has the greatest hydroelectric resources in the world," said Carter, "and it is strategically located to supply the growing Indian power market."

Construction on the project, known as the Upper Bhote Koshi Hydroelectric Plant, began in early 1997. The plant is scheduled to be placed in commercial operation in the fourth quarter of 1999. Located about 60 miles northeast of Kathmandu near the border with China, Upper Bhote Koshi will boost Nepal's electric power generation capacity by more than 10 percent.

Electricity production from the facility will be sold under a long-term firm contract to the state-owned Nepal Electricity
Authority and is expected to total approximately 250,000 megawatt hours annually.

(Visuals available upon request.)

Panda  Energy  International, Inc. is a private developer,  owner and  operator of independent power projects in the global  energy market.  The company is the third largest private power developer in  the  U.S. and currently has facilities in operation or  under construction  in  the U.S. and abroad which  generates  over  570 megawatts  of  electricity.  In addition, the Company  has  4,500 megawatts in advanced development.  Panda Energy is headquartered in Dallas, Texas with offices in Washington D.C., Beijing, Rio de

Janeiro, Kathmandu, and Tegucigalpa, Honduras.